Exhibit a(16)
Matrixx Initiatives, Inc. Announces End of “Go-Shop” Period
SCOTTSDALE, AZ, January 24, 2011 — Matrixx Initiatives, Inc. (NASDAQ: MTXX) (“Matrixx” or the “Company”), an over-the-counter healthcare company that develops and markets Zicam® products, today announced the expiration of the go-shop period provided for in the previously announced merger agreement, dated as of December 14, 2010, by and among Matrixx, Wonder Holdings, Inc. (“Wonder”) and Wonder Holdings Acquisition Corp. (the “Merger Agreement”), which contemplates the acquisition of Matrixx by Wonder Holdings, Inc., a corporation controlled by H.I.G. Capital LLC.
As previously summarized, during the go-shop period, which ended at 11:59 p.m., New York City time, on January 22, 2011, the Company’s representatives actively, solicited alternative proposals to acquire Matrixx from strategic parties and financial sponsor firms. Despite a broad solicitation of potentially interested parties, the Company did not receive any alternative acquisition proposals during the go-shop period. [Matrixx is now prohibited by the “no shop” provisions of the Merger Agreement from, among other things, encouraging or soliciting third-parties regarding alternative acquisition proposals.]1
The tender offer is scheduled to expire at 5:00 p.m., New York City time, on Monday, January 31, 2011, unless extended in accordance with the terms of the Merger Agreement and applicable law. The Company continues to recommend that stockholders tender their shares pursuant to the tender offer commenced by Wonder.
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is an over-the-counter healthcare company that develops and markets Zicam® products. Zicam, LLC, its wholly-owned subsidiary, markets and sells Zicam® products in the cough and cold category. The Company markets Zicam brand pharmaceuticals, including Zicam Cold Remedy in multiple oral delivery forms; Zicam Allergy and Congestion Relief products; as well as Zicam Cough and Zicam Multi-Symptom relief items. For more information regarding Matrixx products, go to www.Zicam.com. To find out more about Matrixx Initiatives, Inc. (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, President and Chief Executive Officer, at 602-385-8888, or Bill Barba, Vice President of Finance & Accounting, at 602-385-8881. Matrixx is located at 8515 E. Anderson Dr., Scottsdale, Arizona 85255.
Notice to Investors
This press release is neither an offer to purchase nor a solicitation of an offer to sell shares of the Company’s common stock. INVESTORS AND STOCKHOLDERS ARE URGED TO READ BOTH THE TENDER OFFER STATEMENT AND THE SOLICITATION/RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION. The tender offer statement on Schedule TO has been filed by Wonder Holdings Acquisition Corp. and Wonder Holdings, Inc. with the SEC in connection with the commencement of the offer, and the solicitation/recommendation statement on Schedule 14D-9 has been filed by Matrixx Initiatives, Inc. with the Securities and Exchange Commission (“SEC”) with respect to the offer. The offer to purchase, forms of letter of transmittal and related documents and the solicitation/recommendation statement on Schedule 14D-9 have been mailed to the Company stockholders. Investors and stockholders may also obtain a free copy of these statements and other documents filed by Wonder Holdings Acquisition Corp. and Wonder Holdings, Inc. or the Company with the SEC at the website maintained by the SEC at www.sec.gov. The tender offer statement and related materials, solicitation/recommendation statement, and such other documents may be obtained for free by directing such requests to D. F. King & Co., Inc., the information agent for the tender offer, at (212) 269-5550 for banks and brokers or (800) 347-4750 for shareholders and all others.
Forward Looking Statements

This press release may contain “forward-looking statements”. The words “may,” “could,” should,” “would,” “believe,” anticipate,” “estimate,” “expect,” “intend,” “plan,” “target,” “goal,” and similar expressions are intended to identify forward-looking statements. All forward-looking statements are subject to certain risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. These risks and uncertainties include, but are not limited to, uncertainties as to how many of the Company stockholders will tender their stock in the offer; the possibility that competing offers will be made; and the possibility that various closing conditions for the transaction may not be satisfied or waived and risks and uncertainties relating to these matters that are discussed in documents filed with the SEC by the Company as well as the tender offer documents that have been filed by Wonder Holdings Acquisition Corp. and Wonder Holdings, Inc. and the solicitation/recommendation statement that has been filed by the Company. The Company does not undertakes any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as expressly required by law.